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                                                                 EXHIBIT 23


                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-3555, Form S-3 No. 33-81772, Form S-3 No. 33-85714, Form S-8
No. 33-86674, Form S-8 No. 333-02734, Form S-8 No. 33-00020, and Form S-8 No.
33-85712) of Post Properties Inc. of our report dated January 28, 1997, except for Note 15, as to which the date is March 7, 1997, with respect to the consolidated financial statements and schedule of Columbus Realty Trust as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, included in its Annual Report on Form 10-K/A for the year ended December 31, 1996, filed with the Securities and Exchange Commission.






                                                ERNST & YOUNG LLP


Dallas, Texas
September 15, 1997